LAW OFFICES OF

HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.

June 18, 2007

Board of Directors

Steele Recording Corporation

3504 South 5175 West

Cedar City, UT  84720

Re:  Form SB-2 Registration Statement

       3,000,000 shares of common Stock at $0.01 per share

Gentlemen:

We have reviewed the Articles of Incorporation and amendments thereto, By-Laws, corporate proceedings and other documents for Steele Recording Corporation (the “Company”) and based upon the foregoing it is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to Form SB-2 Registration Statement filed with this Opinion as Exhibit 5 will, when sold, be legally issued, fully paid and non-assessable.

No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities, or Blue Sky laws.

We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement.  Nothing contained herein shall be considered an omission that we are deemed an expert within the meaning of the Securities act of 1933, as amended.

Sincerely,

HAROLD P. GEWERTER, ESQ., LTD.

/s/ Harold P. Gewerter

Harold P. Gewerter, Esq.

HPG:jlf

5440 W. Sahara Avenue, Third Floor, Las Vegas, Nevada 89146

Telephone: (702) 382-1714 * Facsimile: (702) 382-1759